Exhibit 99.1

Viveve Reports First Quarter 2021 Financial Results and Provides Corporate Update

Pivotal SUI PURSUIT trial enrollment underway and accelerating

Total revenue of $1.5M for Q1 including sale of 2,450 consumable treatment tips

Strengthened patent portfolio in key Asia Pacific markets

ENGLEWOOD, CO – May 13, 2021 – Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women's intimate health, today reported financial results for the quarter ended March 31, 2021, and will provide a corporate update on its scheduled conference call at 5:00 PM ET today.

"During the first quarter of 2021, Viveve continued its focus on advancing its stress urinary incontinence (SUI) clinical development program. Our pivotal U.S. PURSUIT trial was initiated early in the quarter and patient enrollment continues to gain momentum," said Scott Durbin, Viveve's chief executive officer. "We are pleased that our strategic realignment has proven effective as we progress out of the COVID-19 caused health and economic challenges of the past year."

"Today, Viveve is well-positioned with the capital resources necessary to support operations through the end of 2022 including the completion of our pivotal PURSUIT trial. As we move forward in 2021, our commercial and market development efforts will continue to target increased adoption of the Viveve System by core medical specialists in urology, urogynecology, and gynecology in the U.S. and Asia Pacific regions," concluded Mr. Durbin.

First Quarter and Recent Business Highlights

●	Reported $1.5 million total revenue for the first quarter 2021, increasing the installed base of Viveve® Systems to 860 systems worldwide;

●	Initiated pivotal U.S. PURSUIT clinical trial for SUI; enrollment underway and accelerating;

●	Continued to provide high-quality service and support to existing customers as medical practices steadily regain operations, patients, and procedure volumes following COVID-19 crisis;

●	Advanced market development and procedure utilization efforts with key physicians in targeted Asia Pacific countries and core urology, urogynecology, and gynecology practitioners in the U.S.;

●	Strengthened the Company's intellectual property portfolio with dual-energy technology patents issued in key Asian markets; and

●	Strengthened the Company's balance sheet and secured capital resources to support operations through year-end 2022, including the planned completion of our U.S. pivotal PURSUIT trial in SUI.

Q1 2020 Financial Results

Revenue for the quarter ended March 31, 2021 totaled $1.5 million from the sale of 8 Viveve Systems and approximately 2,450 disposable treatment tips, compared to revenue of $1.3 million for the same period in 2020. As of March 31, 2021, the Company had an installed base of 860 Viveve Systems worldwide, 456 in the U.S. and 404 internationally.

Gross profit for the first quarter of 2021 was $0.4 million, or 26% of revenue, compared to gross profit of $0.2 million or 13% of revenue, for the same period in 2020.

Total operating expenses for the first quarter of 2021 were $5.5 million, compared to $6.0 million for the same period in 2020. The decrease is mainly a result of the Company's organizational realignment to focus efforts to advance our SUI clinical development program and operational measures to lower costs and reduce cash burn in response to the continuing economic conditions caused by the COVID-19 crisis.

Net loss attributable to common stockholders for the first quarter of 2021 was $6.9 million, or ($0.80) per share based on 8,636,120 weighted average shares outstanding during the period, compared to a net loss of $7.3 million, or ($8.17) per share, for the same period in 2020 based on 893,079 weighted average shares outstanding during the period (adjusted for the Company’s 1-for-10 reverse stock split in December 2020).

Cash and cash equivalents were $28.4 million as of March 31, 2021, compared to $6.5 million as of December 31, 2020.

The recent Viveve Annual Meeting of Stockholders was adjourned to June 2, 2021 at 12:00 PM ET due to a lack of quorum. All shareholders of record are encouraged to vote.

Conference Call Information

The Company will host a conference call and webcast at 5:00 PM ET today. The conference call may be accessed by dialing 1-833-255-2833 (domestic) or 1-412-902-6728 (international) or via live webcast at https://services.choruscall.com/links/vive210513.html. Participants may also pre-register for the conference call at https://dpregister.com/sreg/10155264/e71dbdfa00.

A recording of the webcast will be posted on the Company's investor relations website following the call at ir.viveve.com and available online for 90 days.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates Cryogen-cooled Monopolar Radiofrequency technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session. In the United States, the Viveve® System is cleared by the Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in more than 50 countries.

Viveve continues to advance its clinical development program in SUI. Recently reported FDA approved changes to the U.S. pivotal PURSUIT trial protocol are intended to strengthen the overall study and its potential to achieve its primary efficacy endpoint. Study changes including an increase in the trial's size and more strict patient selection criteria were a result of guidance from Viveve's Clinical Advisory Board upon review of positive results from the Company's SUI feasibility and preclinical studies. Viveve received FDA approval of its IDE application to conduct the multicenter, randomized, double-blinded, sham-controlled PURSUIT trial for improvement of SUI in women in July 2020 and FDA approval of its requested amendments to the IDE protocol as reported on December 10, 2020. Initiation of the trial was reported on January 21, 2021 and subject enrollment is underway. If positive, results from the PURSUIT trial may support a new SUI indication in the U.S.

For more information visit www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the impact of the novel coronavirus termed COVID-19 on our clinical development and regulatory review and clearances and on the manufacturing, placements and patient utilization of our Viveve Systems, the performance of management and our employees, our ability to obtain financing, our evaluation of strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

Investor Relations contacts:
Amato and Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

Media contact:
Bill Berry
Berry & Company Public Relations
(212) 253-8881
bberry@berrypr.com

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$28,446	$6,523
Accounts receivable, net	336	770
Inventory	3,049	3,254
Prepaid expenses and other current assets	2,043	2,296
Total current assets	33,874	12,843
Property and equipment, net	2,316	2,759
Investment in limited liability company	757	833
Other assets	723	195
Total assets	$37,670	$16,630
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,157	$881
Accrued liabilities	1,873	2,416
Note payable, current portion	1,246	918
Total current liabilities	4,276	4,215
Note payable, noncurrent portion	4,757	4,943
Other noncurrent liabilities	1,097	498
Total liabilities	10,130	9,656
Stockholders’ equity:
Capital stock and additional paid-in capital	253,157	226,800
Accumulated deficit	(225,617)	(219,826)
Total stockholders’ equity	27,540	6,974
Total liabilities and stockholders’ equity	$37,670	$16,630

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2021	2020

Revenue	$1,450	$1,304
Cost of revenue	1,068	1,129
Gross profit	382	175

Operating expenses:
Research and development	1,930	1,637
Selling, general and administrative	3,581	4,365
Total operating expenses	5,511	6,002
Loss from operations	(5,129)	(5,827)
Modification of warrants	(287)	-
Interest expense, net	(234)	(210)
Other expense, net	(65)	(91)
Net loss from consolidated companies	(5,715)	(6,128)
Loss from minority interest in limited liability company	(76)	(182)
Comprehensive and net loss	(5,791)	(6,310)
Series B convertible preferred stock dividends	(1,119)	(989)
Net loss attributable to common stockholders	$(6,910)	$(7,299)

Net loss per share of common stock:
Basic and diluted	$(0.80)	$(8.17)

Weighted average shares used in computing net loss per common share:
Basic and diluted	8,636,120	893,079

Note: All share and per share data has been adjusted to reflect the 1-for-10 reverse stock split which became effective after market close on December 1, 2020.